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news release

25 July 2006

VODAFONE GROUP PLC - EXTRAORDINARY GENERAL MEETING

An Extraordinary General Meeting of Vodafone Group Plc was held at the Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1 on Tuesday 25 July 2006.

The result of the poll on the resolution was as follows:

Resolution	For	Against	Abstain
To approve the Return of Capital by way of a B Share Scheme and Share Consolidation and the consequential amendment to the Articles of Association	39,815,957,284	72,831,775	59,556,104

Accordingly, the resolution was passed as a special resolution.

Stephen Scott
Group General Counsel and Company Secretary

Vodafone Group Plc Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England www.vodafone.com
Investor Relations	Media Relations
Telephone: +44 (0)1635 664447 Facsimile: +44 (0)1635 682890	Telephone: +44 (0)1635 664444 Facsimile: +44 (0)1635 686007

Registered Office: Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, England, Registered in England No. 1833679

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VODAFONE GROUP PLC - EXTRAORDINARY GENERAL MEETING